UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2014

COMMONWEALTH REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

(617) 332-3990

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the terms “the Company,” “we,” “us” and “our” refer to CommonWealth REIT.

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, the removal of the Company’s entire Board of Trustees, without cause, constitutes an event of default under the Company’s term loan and revolving credit facility agreements. As a consequence, the lenders under these agreements may exercise certain remedies, including the right to accelerate their loans and to require that their loans bear interest at the post-default rate.  As of December 31, 2013, there was approximately $500 million outstanding under our term loan agreement and $235 million outstanding under our revolving credit facility agreement.  We previously asked the lenders to agree to forbear from exercising their remedies under such agreements.

Effective as of April 11, 2014, the Company entered into separate forbearance agreements regarding the Company’s revolving credit facility (the “Credit Facility Forbearance Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions signatory thereto (together with the Administrative Agent, the “Credit Facility Lenders”) and the Company’s term loan (the “Term Loan Forbearance Agreement” and, together with the Credit Facility Forbearance Agreement, the “Forbearance Agreements”) with Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions signatory thereto (the “Term Loan Lenders” and, together with the Credit Facility Lenders, the “Lenders”). Pursuant to each Forbearance Agreement, the applicable Lenders have agreed, subject to certain terms and conditions set forth in the Forbearance Agreements, to forbear during the period described below from exercising certain of their rights and remedies under the revolving credit facility agreement or the term loan agreement, as applicable, including, without limitation, their right to accelerate the loans and to require that the loans bear interest at the post-default rate.

The forbearance period with respect to each Forbearance Agreement runs from April 11, 2014 through the first to occur of the following:

•                  5:00 p.m. Eastern time on July 10, 2014;

•                  5:00 p.m. Eastern time on the date 21 calendar days following the date on which the Company’s shareholders elect a replacement Board of Trustees;

•                  the occurrence of any event of default (other than with respect to an event of default as a result of the removal of the Company’s entire Board of Trustees, without cause) under the revolving credit facility agreement or the term loan agreement, as applicable;

•                  the Company’s failure to continue to satisfy certain minimum available cash requirements;

•                  the Company’s exercise of its right to repurchase any Series D Cumulative Convertible Preferred Shares otherwise convertible upon a fundamental change; or

•                  the Company’s breach of such Forbearance Agreement.

In connection with the Forbearance Agreements, the Company was required to pay certain fees to, and expenses of, the Lenders.

The foregoing description of the Forbearance Agreements is not complete and is subject to and qualified in its entirety by reference to the respective Forbearance Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated in this Item 1.01 by reference.

Item 8.01 Other Events.

Notice of Fundamental Change sent to Holders of 6-1/2% Series D Cumulative Convertible Preferred Shares (the “Series D Preferred Shares”)

On April 9, 2014, the Company issued a press release and mailed a notice to the holders of our Series D Preferred Shares informing such holders that a Fundamental Change had occurred under the terms of the Series D Preferred Shares.  This Fundamental Change gives rise to certain conversion rights for the Series D Preferred Shares, as more fully explained in the notice.  The Company’s press release, which includes the text of the notice, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Announcement of Meeting Date and Record Date for Special Meeting

On April 11, 2014 the Company announced that the special meeting for the purpose of electing Trustees of the Company will be held at 10:00 a.m. local time on Friday, May 23, 2014, at One Post Office Square, Boston, MA 02109.  The record date for the special meeting is April 23, 2014.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits.

10.1                        Forbearance Agreement Regarding Credit Agreement, by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions signatory thereto, effective as of April 11, 2014.

10.2                        Forbearance Agreement Regarding Term Loan Agreement, by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions signatory thereto, effective as of April 11, 2014.

99.1                        Press Release dated April 9, 2014.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS CURRENT REPORT ON FORM 8-K CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “PLAN”, “INTEND” OR “ESTIMATE”, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

THE INFORMATION CONTAINED IN OUR FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING UNDER THE CAPTION “RISK FACTORS” IN OUR PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS. OUR FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMONWEALTH REIT

By:	/s/ John C. Popeo
Name:	John C. Popeo
Title:	Treasurer and Chief Financial Officer

Date:  April 14, 2014